SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 19, 2003

ITC^DELTACOM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23253	58-2301135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 385-8000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

On July 2, 2003, ITC^DeltaCom, Inc. (“ITC^DeltaCom”) announced that it and its newly-formed, wholly-owned subsidiary had entered into an agreement and plan of merger on July 2, 2003 with BTI Telecom Corp. (“BTI”) and Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P. and other named parties (collectively, the “WCAS securityholders”), pursuant to which ITC^DeltaCom will acquire BTI and certain of the WCAS securityholders will purchase a new issue of ITC^DeltaCom’s preferred stock. Information concerning the merger agreement and the transactions contemplated by the merger agreement is set forth in ITC^DeltaCom’s Current Report on Form 8-K which it filed with the SEC on July 2, 2003, its Amendment No. 1 to Current Report on Form 8-K/A which it filed with the SEC on July 3, 2003 and its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003. ITC^DeltaCom currently expects that the merger and related transactions will be consummated in October 2003.

This Current Report on Form 8-K furnishes selected historical financial data of BTI, BTI’s management’s discussion and analysis of BTI’s results of operations for certain fiscal periods, certain historical consolidated financial statements of BTI, and unaudited pro forma financial information about ITC^DeltaCom after giving effect to the merger and the other transactions contemplated by the merger agreement. BTI’s historical consolidated financial statements and ITC^DeltaCom’s unaudited pro forma financial information are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K. The information furnished in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BTI

The following table sets forth BTI’s selected historical consolidated financial data. The selected historical statement of operations data for each of the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the selected historical balance sheet data as of the years then ended have been derived from the consolidated financial statements that have been audited by Ernst & Young LLP, independent public accountants. The selected financial data as of and for the six months ended June 30, 2003 and 2002 are unaudited, but include, in the opinion of BTI’s management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. The financial results as of and for the six months ended June 30, 2003 and 2002 are not necessarily indicative of results to be expected for the entire year or for any other period.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Statement of Operations Data (in thousands):
Revenue	$212,554	$260,049	$267,702	$283,391	$250,705	$127,319	$117,620
Operating expenses:
Cost of services	150,901	173,153	164,553	196,912	144,768	74,353	65,989
Selling, general and administrative expenses	68,554	86,133	114,254	118,057	106,380	55,142	49,035
Depreciation and amortization	11,457	19,412	34,376	42,546	47,387	22,292	23,279
Restructuring charge	—	—	—	13,483	—	—	—
Asset impairment charge	—	—	—	2,406	—	—	94,430
Other non-recurring charges (1)	—	—	—	9,880	—	—	—

Total operating expenses	230,912	278,698	313,183	383,284	298,535	151,787	232,733
Loss from continuing operations	(18,358)	(18,649)	(45,481)	(99,893)	(47,830)	(24,468)	(115,113)
Discontinued operations	—	—	(615)	(5,980)	(314)	(155)	—

Loss from operations	(18,358)	(18,649)	(46,096)	(105,873)	(48,144)	(24,623)	(115,113)
Interest expense	(25,430)	(28,531)	(30,467)	(32,558)	(19,730)	(9,972)	(10,847)
Other income (expense), net	5,555	2,454	(868)	1,596	(152)	(239)	10

Loss before income taxes and extraordinary item	(38,233)	(44,726)	(77,431)	(136,835)	(68,026)	(34,834)	(125,950)
Extraordinary item	—	—	—	157,865	—	—	—

Net (loss) income	$(38,233)	$(44,726)	$(77,431)	$21,030	$(68,026)	$(34,834)	$(125,950)

Balance Sheet Data (at period end and in thousands):
Working capital (deficit)	$4,599	$73,703	$(74,083)	$(15,690)	$(2,172)	$(12,180)	$(5,045)
Property and equipment, net	101,960	166,574	277,649	252,395	219,131	237,361	118,425
Total assets	209,171	334,834	357,362	346,656	299,354	317,500	181,657
Debt and capital lease obligations	254,882	279,000	338,368	182,571	183,551	182,650	200,772
Shareholders’ deficit	(109,842)	(219,342)	(307,956)	(299,528)	(394,084)	(346,713)	(534,715)

Other Data (in thousands):
Capital expenditures, including line access fees	$69,434	$85,050	$145,888	$11,009	$18,191	$8,027	$10,243
Depreciation and amortization	11,457	19,412	34,376	42,546	47,387	22,292	23,279
Net cash used in operating activities	(6,418)	(18,462)	(14,936)	(120,199)	(37,051)	(18,965)	(16,210)
Net cash used in investing activities	(49,466)	(61,267)	(120,807)	(14,182)	(18,177)	(8,013)	(10,249)
Net cash provided by financing activities	1,649	153,111	55,164	143,561	49,477	20,954	20,400

(1)	Other non-recurring charges for the year ended December 31, 2001 principally consist of adjustments made to existing receivables for access charges and changes in cost structure related to the underlying access charges BTI pays to other local exchange companies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS OF BTI

The following management’s discussion and analysis should be read in conjunction with BTI’s consolidated financial statements, including the notes thereto. The references in this management’s discussion and analysis to “BTI” are to BTI Telecom Corp. and its subsidiaries.

Overview

BTI Telecom Corp., which began operations in 1983 as Business Telecom, Inc., is a provider of telecommunications services in the southeastern United States. BTI currently offers:

•	integrated retail voice services, including local, long distance, operator and other enhanced services;

•	data services, including Internet, digital subscriber line, or DSL, high-speed Internet access, private lines, wholesale fiber capacity, frame relay and ATM; and

•	wholesale voice services, including switched/dedicated access and prepaid calling card services.

As of June 30, 2003, BTI had 18 sales offices in the southeastern United States. BTI operates long distance switching centers in Atlanta, Georgia, Orlando, Florida, and Raleigh, North Carolina, and began offering local exchange services in 1997 primarily on a resale basis. However, over recent years BTI has transitioned customers onto its local switches installed in Raleigh, Charlotte, Greensboro, Greenville and Wilmington, North Carolina; Knoxville and Nashville, Tennessee; Charleston, Columbia and Greenville, South Carolina; Orlando, Tampa and Jacksonville, Florida; and Atlanta, Georgia. In addition to these local switches, BTI has colocated digital loop carriers in approximately 90 incumbent local exchange carrier, or ILEC, central offices to provide more cost-effective local services to BTI’s business customers. These colocations also facilitate BTI’s data service product offerings, as they allow for deployment of DSL services. As of June 30, 2003, BTI had approximately 174,500 local access lines in service. Approximately 42% of these lines in service are facilities-based and an additional 45% are provided via the unbundled network element platform, or UNE-P, which consists of a complete set of unbundled network elements leased from the ILEC that are combined to provide an end-to-end circuit for customers. The provisioning of local service in this manner results in higher margins than typical resold ILEC services in most markets.

BTI operates a fiber optic network, consisting of owned and leased transmission capacity, concentrated in the southeastern United States. As of June 30, 2003, BTI had a total of approximately 4,500 miles of fiber optic network in service. In October 1997, BTI purchased, pursuant to an indefeasible right of use, or IRU, approximately 3,500 route miles of dark fiber from New York to Miami and Atlanta to Nashville on a fiber optic network being constructed by a national provider. As of December 31, 2000, all of this network was operational. BTI has 22 point-of-presence sites deployed along this fiber route to support its planned growth. BTI also owns or leases approximately 200 route miles of fiber in North Carolina’s Raleigh-Durham-Research Triangle Park area. In March 2001, BTI completed construction of a 500-mile fiber network from Raleigh, North Carolina to Savannah, Georgia. BTI also has an additional 300 miles of fiber acquired via other IRU agreements, primarily for diversity and access to its metropolitan network.

Revenue. BTI’s integrated retail voice services include long distance, local, operator and other enhanced services. BTI began offering local exchange services as part of its array of integrated telecommunications services in selected markets in the southeastern United States in 1997. BTI initially offered these services through the resale of ILEC services to facilitate rapid market entry, while beginning the process of constructing its own local switching infrastructure. Through June 30, 2003, BTI had installed 14 Lucent 5ESS local switches throughout the southeastern United States. The introduction of local services on a resale basis initially contributed to lower gross margins, even as BTI continued to increase its resold line count through 2001. However, these margins have continued to improve as BTI has provided more of these services using its own local switching facilities and via UNE-P. BTI began to provision historically resold local services to UNE-P in late 2001. In addition, BTI has continued to convert resold local services to UNE-P in areas where warranted by higher margins.

BTI also provides data services, Internet access, DSL high-speed Internet access services, ATM data transport service, and private line services ranging from DS-0 capacity to OC-48 capacity. In addition to marketing private line and access services as a component of its data services to wholesale customers, BTI markets excess capacity on some of its fiber network in the form of IRUs of dark fiber strands. This strategy enables BTI to defray the cost of network construction and improve its overall cash flow. As of June 30, 2003, BTI had sold approximately 2,300 DSL lines to its retail customers. As customer demand for data transmission increases, BTI plans to meet that demand with its suite of Internet services, its 65 colocations in ILEC central offices, its network of 26 frame relay switches and its approximately 4,500 miles of fiber. Data services revenue as a percentage of BTI’s total revenue totaled 15.2% in 2000, 18.3% in 2001 and 19.1% in 2002.

BTI’s wholesale voice services consist primarily of switched and dedicated access services and prepaid calling card services. BTI originally developed and marketed its wholesale services as a means to leverage the network infrastructure developed for its integrated retail services by improving network efficiency and lowering its overall fixed cost per minute. In recent years, however, revenue per minute has declined rapidly, resulting in significantly lower margins and ultimately an inability to support the associated fixed network costs of these services. In 2002, BTI implemented strategic price increases designed to achieve certain minimum target margins. As a result, revenue from these services has declined significantly. Although BTI continues to provide a limited amount of these services when it expects they will produce favorable margins,

BTI’s primary focus in the wholesale market is the marketing of its suite of data services. Wholesale voice services revenue as a percentage of BTI’s total annual revenue totaled 20.2% in 2000, 16.6% in 2001 and 5.7% in 2002.

The WCAS securityholders and some of their affiliates, including ITC^DeltaCom and some other portfolio companies, purchase telecommunications services from, and sell telecommunications and related services to, BTI in the ordinary course of business on arm’s-length terms. The WCAS securityholders consist of Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P. and their affiliates and related parties that signed the merger agreement. The amount of the purchases by the WCAS securityholders and their affiliates totaled approximately $0.9 million in the six months ended June 30, 2003, $1.6 million in 2002, $2.5 million in 2001 and $1.6 million in 2000, of which approximately $0.5 million in the six months ended June 30, 2003, $1.3 million in 2002, $1.3 million in 2001 and $0.8 million in 2000 were generated by ITC^DeltaCom’s purchase of such telecommunications services. The amount of the sales to BTI by the WCAS securityholders and their affiliates totaled approximately $0.5 million in the six months ended June 30, 2003, $1.6 million in 2002, $1.8 million in 2001 and $0.6 million in 2000, of which approximately $0.4 million in the six months ended June 30, 2003, $1.5 million in 2002, $1.7 million in 2001 and $0.6 million in 2000 were generated by ITC^DeltaCom’s sale of such telecommunications services to BTI.

Operating Expenses. BTI’s primary operating expense categories include cost of services and selling, general and administrative expenses, or SG&A. Cost of services consists of the fixed costs of leased facilities and the variable costs of origination, termination and access services provided through ILECs and other telecommunications companies. By using multiple carriers for transmission capacity, BTI is able to maintain network diversity and take advantage of least-cost traffic routing. BTI’s cost of services for local services consists primarily of local circuits leased from the end-user to BTI’s facilities, UNE-P charges for the use of ILEC circuits and facilities, and resold services purchased from the ILEC. In addition, BTI’s fiber optic network enables BTI to carry a significant portion of its intraregional traffic over its own facilities, thereby reducing its costs of services by decreasing payments to other carriers for the use of their facilities.

SG&A includes all infrastructure costs such as selling expenses, customer support, corporate administration, personnel, network maintenance, and depreciation and amortization. Selling expenses include commissions for BTI’s direct sales program, which consist of a percentage of customers’ first month’s billings, based upon the representative’s performance relative to sales targets. Selling expenses also include commissions paid to BTI’s dealers, which are based upon varying percentages of the customers’ monthly billings and upon the underlying product and month of billing. Depreciation and amortization is primarily related to switching equipment, facilities, computer equipment and software. Depreciation and amortization also includes the amortization of line access fees, which represent installation charges paid primarily to ILECs for leased circuits in addition to internal costs for network setup.

Income Taxes. BTI generated net operating losses for the six-month periods ended June 30, 2003 and 2002, as well as the years ended December 2000 and 2002. Based upon current circumstances and expected levels of depreciation and interest expense, this trend is expected to continue. Given these circumstances, BTI has established a valuation allowance for the net deferred tax assets associated with these net operating losses. As such, net operating losses had no impact on BTI’s results from operations for the six-month periods ended June 30, 2003 or 2002, or for the years ended December 31, 2000 or 2002. BTI expects to reduce the valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will be realized.

During 2001, BTI experienced an ownership change as defined in Internal Revenue Code Section 382. As a result, BTI’s ability to utilize prior losses against future taxable income will be limited.

Critical Accounting Policies, Estimates, Risks and Uncertainties. BTI’s audited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require BTI to make estimates and assumptions. BTI believes that, of its significant accounting policies described in note 1 to its audited consolidated financial statements, the following policies may involve a higher degree of judgment and complexity.

The policies discussed below are not intended to constitute a comprehensive list of all of BTI’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for BTI to judge their application. There are also areas in which BTI’s judgment in selecting any available alternative would not produce a materially different result. BTI’s audited consolidated financial statements and related notes contain accounting policies and other disclosures required by accounting principles generally accepted in the United States.

Revenue Recognition. BTI recognizes revenue for telecommunications services as services are provided in accordance with SEC Staff Accounting Bulletin, or “SAB,” No. 101, “Revenue Recognition in Financial Statements,” as amended by SAB Nos. 101A and 101B. SAB No. 101 requires that the following four basic criteria must be satisfied before revenues can be recognized:

•	there is persuasive evidence that an arrangement exists;

•	delivery has occurred or services rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

Due to the timing of BTI’s billing cycles, at any date, certain services have been provided to customers which have not yet been billed. Revenue which has been earned but not yet billed to customers is recorded as accounts receivable in BTI’s consolidated balance sheets. In adddition, BTI invoices customers one month in advance for certain recurring services. This results in advance billings which are recorded as other liabilities in BTI’s consolidated balance sheets.

Deferred revenue represents prepayments received from customers for future use of BTI’s fiber optic network under IRU agreements. These agreements generally require the customer to make a substantial down payment upon execution of the agreement with the balance due upon delivery and acceptance of the fiber. Cash received in excess of revenue earned is recorded as deferred revenue. The current portion is included in advance billings and other liabilities and the long-term portion is included in other long-term liabilities in BTI’s consolidated balance sheets. BTI is obligated under dark fiber agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. BTI recognizes this revenue monthly as services are provided.

Allowance for Doubtful Accounts. BTI evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where BTI is aware that a specific customer’s ability to meet its financial obligations to BTI is in question (such as a result of bankruptcy filings or a substantial down-grading of credit ratings), BTI records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount BTI reasonably believes will be collected. For all other customers, BTI reserves a percentage of the remaining outstanding accounts receivable balance based on a review of the aging of customer balances, industry experience and the current economic environment. If circumstances change (such as upon the occurrence of higher than expected defaults or an unexpected material adverse change in a significant customer’s ability to meet its financial obligations to BTI), BTI’s estimates of the recoverability of amounts due to BTI could be reduced by a material amount.

Valuation of Long-Lived Assets. BTI recognizes impairment losses in accordance with Statement of Financial Accounting Standards, or “SFAS,” No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” when estimated fair value is less than the assets’ carrying value. Accordingly, when indicators of impairment are present, BTI performs a recoverability test by evaluating the carrying value of long-lived assets, in relation to the operating performance and future undiscounted cash flows of the underlying business. BTI adjusts the net book value of the underlying assets to fair value if the sum of expected future undiscounted cash flows is less than book value. BTI’s expected future undiscounted cash flows are based on a number of assumptions that are subject to economic and market uncertainties. As these factors are difficult to predict and are subject to future events that may alter BTI’s assumptions, the future undiscounted cash flows estimated by BTI in its impairment analyses may not be achieved. Accordingly, BTI may be required to recognize future impairment losses on its long-lived assets.

Property, Plant and Equipment. BTI capitalizes property, plant and equipment at its cost, including labor and other direct costs associated with the installation of network facilities. Improvements that significantly add to productive capacity or extend the useful life are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of various assets, ranging from three to 20 years. Interest is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Cost,” as part of the cost of constructing BTI’s fiber optic network and switching facilities.

Results of Operations

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Revenue. Revenue for the six months ended June 30, 2003 decreased by $9.7 million or 7.6% from the six months ended June 30, 2002. This decrease consisted primarily of decreases in retail long distance services and wholesale voice and data services of $5.6 million, $6.2 million and $2.5 million, respectively, which were partially offset by a $4.7 million increase in local service revenue. Although retail long distance usage increased slightly during this period, this increase was more than offset by price compression. The decreases in retail long distance revenues have continued to be primarily attributable to declines of approximately 15% per year in the rates BTI charges per minute for these services. In addition, long distance volume increases from sales bundled with local services have been largely offset by customer turnover, or churn, in BTI’s stand-alone, long distance customer base.

The decrease in wholesale long distance revenues for the six months ended June 30, 2003 resulted primarily from strategic pricing changes BTI implemented in 2002, which were designed to preserve minimum margins. The reduction in wholesale data revenues was due primarily to the overall market decline experienced by the wholesale telecommunications industry, which has resulted in fewer financially stable customers and decreased demand, as customers have eliminated excess capacity on their networks in an effort to control costs. BTI’s new sales in this market segment have been outpaced by the disconnection of existing customer circuits.

The 10.2% increase in local service revenue from $46.1 million to $50.8 million resulted primarily from an increase in local lines in service. Local lines increased 13.7% or 21,000 lines from 153,500 lines at June 30, 2002 to 174,500 lines at June 30, 2003. The increase in local lines was partially offset by a slight decrease in the revenue per line and the reduction in access rates over the period. FCC-ordered interstate access rate reductions resulted in the mid-2002 decrease from $0.025 to $0.018 per minute.

Cost of Services. Cost of services decreased by $8.4 million or 11.3% from $74.4 million to $66.0 million. Cost of services represented 58.4% and 56.1% of revenue for the six-month periods ended June 30, 2002 and 2003, respectively. BTI’s lower cost of services as a percentage of revenue during the first six months of 2003 reflects the effects of various improvements in BTI’s underlying cost components and a shift in its revenue mix to higher margin products. BTI’s revenue mix continued to improve as it focused on its transition to a facilities-based competitive local exchange carrier, or CLEC, and as it significantly reduced its provision of lower-margin wholesale long distance services.

The improvements in BTI’s underlying cost components resulted principally from the following factors:

•	The reduction of network facilities to improve the overall cost efficiency of BTI’s long distance network. As revenues from BTI’s wholesale long distance business have continued to decline, BTI has focused on reducing the size of its network facilities to primarily support its retail business. In addition, BTI has disconnected facilities where there was over-capacity based on its current production trends.

•	The migration of BTI’s local customer circuits, which were originally ordered and provisioned under special access tariffs. BTI has deployed additional local network elements to some end offices under its interconnection agreements, which has allowed BTI to lower the cost of access circuits to local end users.

•	Audits performed by outside contractors to reconcile billings from BTI’s underlying suppliers. BTI has engaged consultants to validate the amounts that it is being invoiced for services and features and to reconcile these amounts to the corresponding amounts that it bills to end-user customers. Overall, this has resulted in both increased billings to customers and in lower invoice amounts from suppliers.

•	Improved pricing from local exchange and interexchange companies. BTI has continued to lower its costs from these companies either through continued contract negotiation or formal filings of new tariff pricing by certain providers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $6.1 million or 11.1% from $55.1 million for the six-month period ended June 30, 2002 to $49.0 million for the same period in the current year. This decrease resulted primarily from employee headcount reductions and decreased sales commission expense due to lower new sales production. Personnel expenses were lower in the current period due to a reduction in the number of employees from 880 as of June 30, 2002 to 810 as of June 30, 2003. The average monthly employee headcount for the six-month periods was 916 and 831 for 2002 and 2003, respectively. BTI also incurred lower expenses for professional fees in the six-month period ended June 30, 2003 than in the same period in the previous year. These decreased expenses were partially offset by increases in sales salaries and commission expense paid to dealers.

SG&A expenses in the six-month period ended June 30, 2002 included executive severance expenses of $3.6 million, which were generated by the voluntary exercise of change-of-control provisions of the employment agreements of some BTI executives.

Depreciation and amortization was $22.3 million and $23.3 million during the six months ended June 30, 2002 and 2003, respectively. This 4.5% increase was primarily attributable to capital expenditures related to the expansion of BTI’s network and the purchase of customer premise equipment to support the growth of local services.

Other Income (Expense). Interest expense was $10.8 million for the six months ended June 30, 2003, compared to $10.0 million in the prior corresponding period. The $0.8 million increase was primarily attributable to increased borrowing from BTI’s principal preferred equity shareholder, Welsh Carson Anderson & Stowe, or WCAS. BTI used the proceeds of these loans primarily to fund ongoing operations and capital expenditures.

Other income (expense), net, for the six months ended June 30, 2002 included higher interest income primarily as a result of increased cash balances from equity investments in 2001 and 2002.

Asset Impairment Charge. During the six months ended June 30, 2003, BTI recorded an asset impairment charge of $94.4 million to property, plant and equipment and other assets, which consists principally of BTI’s fiber network, switching infrastructure and other intangible assets. This impairment charge was based upon trends in BTI’s cash flow and operating performance and availability of capital to support future growth. In addition, projected revenue from wholesale services has been reduced due to adverse trends in demand and a continued decline in the prices at which BTI is able to market these services. In accordance with SFAS No. 144, BTI expected future cash flows to be less than the carrying value of the assets. Based on this evaluation, BTI determined that long-lived assets with a carrying amount of $224.6 million were no longer recoverable and were in fact impaired, and wrote them down to their estimated fair value of $130.2 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenue. Revenue for the year ended December 31, 2002 decreased 11.5% to $250.7 million from $283.4 million for the year ended December 31, 2001. This $32.7 million decrease was primarily the result of decreased revenues from wholesale services, which were partially offset by increases in retail services revenues. Wholesale long distance services decreased by 69.4% from $46.9 million in 2001 to $14.5 million in 2002. This $32.4 million decrease resulted primarily from strategic pricing changes BTI implemented in 2002 to preserve minimum margins. As a result of those pricing changes in 2002, BTI experienced decreases of 63.6%, 87.6%, and 68.7% in wholesale domestic, international and prepaid long distance service revenues, respectively, over the previous year.

Wholesale data revenues decreased 22.7% or $7.2 million from $31.7 million in 2001 to $24.5 million in 2002. The reduction in wholesale data revenues resulted primarily from overall market conditions in the wholesale telecommunications industry, which resulted in fewer financially stable customers and decreased demand, as customers have improved the efficiency of their networks and reduced capacity on certain routes in an effort to reduce their costs. Although BTI continues to sell new services to customers in the wholesale market, new sales were exceeded by losses of revenue from existing customers.

Retail services revenues increased 3.4% from $204.7 million for the year ended 2001 to $211.7 million for the year ended 2002. This increase was the result of increases of $13.5 million or 16.1% in local service revenues and $3.1 million or 15.7% in data service revenues, which were partially offset by a decrease of $9.7 million or 9.6% in retail long distance revenues. Cumulative local lines placed in service increased 15.1% or 21,700 lines from 143,800 as of December 31, 2001 to 165,500 as of December 31, 2002. As price compression continues to decrease BTI’s long distance revenues, BTI’s strategy has been to focus on its local and data services to increase revenues in the retail market. In addition to price compression, long distance minutes of use decreased 3.2% from 959.1 million minutes in 2001 to 928.6 million minutes in 2002, primarily as a result of attrition in BTI’s stand-alone long distance customer base. However, BTI continues to be successful in marketing a bundled service offering, as over 85% of BTI’s new local customers also purchased BTI’s long distance services.

Cost of Services. Cost of services decreased by $52.1 million or 26.5% from $196.9 million for the year ended December 31, 2001 to $144.8 million for the year ended December 31, 2002. Cost of services represented 69.5% and 57.7% of revenue for the years ended Decembers 31, 2001 and 2002, respectively. BTI’s lower cost of services as a percentage of revenue during 2002 reflects the effects of various improvements in its underlying cost components and a shift in its revenue mix to higher margin services, which were partially offset by continued margin pressure on long distance revenues. Following are the major factors that contributed to the improvement in BTI’s costs of services as a percentage of revenue:

•	The conversion of the delivery platform of BTI’s local lines from resale status with the ILEC to UNE-P. During the fourth quarter of 2001, BTI began to convert local lines from resale to UNE-P, which resulted in a significant increase in margin on those services. Converting the service delivery method to UNE-P eliminates certain underlying costs and allows BTI to bill other interexchange carriers for switched access to BTI’s local end users. Depending upon the market, this change can increase gross margin on local service by up to 40%.

•	Continued reduction in wholesale long distance revenues. BTI implemented strategic price increases in its wholesale long distance business near the end of 2001 to preserve minimum margin requirements. This resulted in a reduction in BTI’s capacity requirements and a loss of $32.5 million of wholesale long distance revenue, which, due to price compression, was no longer supporting the underlying fixed network costs. BTI’s reduced capacity requirements have enabled it to reduce its network capacity in some areas to support only retail services traffic.

•	The continued success in bundling local and long distance services. As an increasing percentage of its business is represented by combined local and long distance, BTI is able to improve its cost structure by avoiding access charges to other local exchange providers.

•	Improved pricing from BTI’s underlying providers. BTI has continued to lower its costs from local exchange and interexchange companies either through continued contract negotiation or formal filings of new tariff pricing by certain providers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $11.7 million or 9.9% from $118.1 million for the year ended December 31, 2001 to $106.4 million for the year ended December 31, 2002. This decrease resulted primarily from lower personnel costs and bad debt expense. Bad debt expense decreased $7.6 million or 61.0% from $12.5 million in 2001 to $4.8 million in 2002 primarily due to the reduction in wholesale services revenues. BTI experienced uncharacteristically high levels of bad debt in this area in 2001 due to the overall industry turmoil and significant bankruptcies. Personnel-based expenses were lower due to a reduction in the number of employees from 980 at December 31, 2001 to 856 as of December 31, 2002. This reduction was primarily attributable to a corporate restructuring at the end of the first quarter in 2002. In addition, BTI has been focused on reducing discretionary spending throughout the company to improve general overhead costs.

SG&A expenses in 2002 included executive severance expenses of $3.8 million and a related-party bad debt of $500,000. The non-recurring executive severance expense was generated by the voluntary exercise of change-of-control provisions of the employment agreements of some BTI executives.

Depreciation and amortization was $42.5 million and $47.4 million for the years ended December 31, 2001 and 2002, respectively. This 11.4% increase was primarily attributable to significant capital expenditures in 2001 related to the substantial completion of network expansion and local switch deployment.

Restructuring Costs. In March 2001, BTI recorded $10.1 million in restructuring costs associated with the contraction of its market expansion plans. In June 2001, BTI recorded an additional $3.4 million in restructuring costs to reflect additional adjustments to its business plan. In accordance with Emerging Issues Task Force, or “EITF,” Issues No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” these costs represent the long-term costs of canceling the expansion, primarily for local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment, and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses in BTI’s consolidated balance sheets.

Other Non-Recurring Charges. During the year ended December 31, 2001, BTI recorded a total of $9.9 million of other non-recurring charges. These charges, as described below, were principally composed of adjustments made to existing receivables for access charges and changes in BTI’s cost structure related to the underlying access charges which it pays to other local exchange companies. These cost increases largely resulted from traffic audits conducted by certain local exchange carriers, which resulted in revisions in the percentage interstate usage factors utilized by these carriers to render ongoing billings.

BTI records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over BTI’s local network. A significant portion of BTI’s historical billings were being disputed by these carriers, and BTI was vigorously pursuing collection of these balances through litigation. The FCC issued an unfavorable ruling in the second quarter of 2001, which significantly reduced the rates BTI was allowed to bill for these services. As a result, BTI recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount it estimated to be collectible.

Discontinued Operations. During the year ended December 31, 2001, BTI made several adjustments to its business plan, including the discontinuation of certain operations. The performance of Max Commerce, which BTI acquired in the second quarter of 2000, continued to decline during this period. Given this decline and the prospects of Max Commerce’s target market, BTI discontinued the operations of the acquired business. The resulting loss on disposal, including the write-off of goodwill and severance for the employees, totaled $3.7 million. The loss from discontinued operations for Max Commerce for the year ended December 31, 2001 totaled $0.7 million.

BTI also discontinued operations of FS Multimedia, Inc., a subsidiary that BTI formed to pursue a cable television/multimedia network in Raleigh, North Carolina. Requirements under BTI’s franchise agreement with the City of Raleigh for this network, coupled with the related capital requirements for this project, contributed to BTI’s decision to cease the operations of this subsidiary. The loss on disposal, including the write-off of this franchise and the related employee severance costs, was $0.9 million. The loss from discontinued operations for FS Multimedia for the year ended December 31, 2001 totaled $0.4 million.

During the year ended December 31, 2002, BTI also discontinued the operations of US Datacom. The performance of US Datacom, which BTI acquired in the second quarter of 2000, continued to decline during this period. Because of this decline and BTI’s concerns regarding the prospects of US Datacom’s target market, BTI discontinued the operations of the acquired business. The discontinuation of these operations resulted in a nominal gain, net of severance for the employees. The loss from discontinued operations for US Datacom for the year ended December 31, 2002 was $0.3 million.

Other Income (Expense). During 2002, interest expense was $19.7 million, compared to $32.6 million in 2001. During 2001, interest expense was primarily attributable to BTI’s issuance in September 1997 of $250 million principal amount of its

10 1/2% senior notes due 2007 to finance capital expenditures, working capital and the introduction of CLEC and enhanced data services. During 2001, all but $18.5 million of these notes were extinguished. During 2002, interest expense was primarily attributable to payments on senior debt and subordinated notes issued by BTI to some of the WCAS securityholders. In addition to the amounts expensed, BTI capitalized $1.3 million of interest expense primarily associated with the construction of its local service facilities and fiber networks during 2001. BTI did not capitalize any interest expense in 2002.

Interest income decreased to $0.2 million in 2002 from $1.0 million in 2001 due to lower cash balances.

Extraordinary Item – Debt Extinguishment. During 2001, Welsh, Carson, Anderson & Stowe VIII, L.P. and two affiliated funds, all of which were existing shareholders, purchased approximately $231.5 million principal amount of BTI’s 10 1/2% senior notes due 2007 at an aggregate purchase price of approximately $68.7 million. These purchasers contributed these notes and $1.3 million in cash to BTI in exchange for the issuance by BTI of 70,000 shares of Series C preferred stock valued at $1,000 per share. BTI recognized an extraordinary gain of approximately $157.9 million on the extinguishment of debt, net of deferred financing costs of $4.9 million, and had $18.5 million of senior notes outstanding at December 31, 2002.

Asset Impairment Charge. During the year ended December 31, 2001, BTI recorded an asset impairment charge to goodwill of $2.4 million on its purchase of US Datacom. In accordance with SFAS No. 121, BTI expected future cash flows to be less than the assets’ carrying value and adjusted the net book value of the underlying assets accordingly. In 2002, the operations of US Datacom were subsequently discontinued as a result of a continued deterioration in its performance.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenue. Revenue for the year ended December 31, 2001 increased 5.9% or $15.7 million from $267.7 million for the year ended December 31, 2000 to $283.4 million. This growth resulted principally from increases of $20.0 million in local revenues and $8.2 million in retail data revenues. Wholesale data revenues increased $3.0 million, or 10.5%, over 2000. These increases were partially offset by decreases of $4.4 million in retail long distance revenues and $11.0 million in wholesale voice revenues.

The increases of 31.3% in local revenues and 68.9% in data revenues were primarily attributable to BTI’s continued transition from a long distance company to an integrated services provider. Local revenues increased from $63.9 million in 2000 to $83.9 million in 2001. BTI’s cumulative local lines placed in service increased by 39,800 lines or 38.3% to 143,800 lines as of December 31, 2001 from 104,000 as of December 31, 2000. Retail data services revenue increased primarily due to BTI’s continued deployment of DSL and its focus on marketing frame relay products to its retail business customers. DSL revenues increased by over 300% from $0.7 million in 2000 to $3.1 million in 2001. Frame relay revenues increased by 87.8% from $4.9 million in 2000 to $9.2 million in 2001.

Retail long distance revenue decreased $4.4 million, or 4.2%, primarily because of price compression in the long distance market for small to medium-sized businesses. This price compression offset the 6.6% increase in retail minutes of use from 899.6 million in 2000 to 959.1 million minutes in 2001. In addition, the rate of attrition in BTI’s stand-alone long distance customer base exceeded that of its bundled customer base.

Wholesale voice revenues decreased 19.0% from $58.0 million in 2000 to $46.9 million in 2001. This decrease resulted primarily from declining domestic wholesale long distance revenues, which decreased 24.0%, or $10.4 million, from $43.4 million in 2000 to $33.0 million in 2001. Wholesale prepaid services revenue decreased by $5.7 million or 69.5% from $8.2 million in 2000 to $2.5 million in 2001 as a result of BTI’s decision effectively to eliminate this product due to declining margins.

Cost of Services. Cost of services increased $32.3 million or 19.6% from $164.6 million in 2000 to $196.9 million in 2001. As a percentage of revenue, cost of services increased from 61.5% in 2000 to 69.5% in 2001. This increase in cost of services resulted from a variety of factors, including the following:

•	Increased access costs from the ILECs. BTI experienced an increase in the rates it pays to other local exchange carriers as a result of increases in the percentage of BTI’s traffic that is billed as intrastate. Because the rates for intrastate traffic generally exceed those billed for interstate traffic, the higher rates increased BTI’s overall costs for these services. These changes occurred primarily as a result of traffic audits conducted by certain local exchange carriers which resulted in revisions in the percentage interstate usage factors utilized by these carriers to render ongoing billings, as discussed below under “Other Non-Recurring Charges.”

•	Increased access cost from other CLECs. As other CLECs continued to gain local market share from the incumbent local exchange companies, the percentage of BTI’s access costs that are billed from CLECs increased. Generally, CLEC access charges are higher than those of the ILECs, thereby creating additional costs to originate and terminate traffic through CLECs.

•	Increased volume of local services provided via the resale platform. During 2001, BTI’s cost structure included an average of approximately 9,000 resold lines per month in excess of the 2000 monthly average. Because resold local services provide significantly lower margins than facilities-based services, this change in service mix created an increase in BTI’s overall cost of services as a percentage of revenue. BTI has subsequently continued to convert many of these lines to its own facilities or to UNE-P to improve margins.

•	Increased percentage of international traffic within wholesale voice revenues. Generally, wholesale international revenue carries a higher cost of services as a percentage of revenue than domestic traffic. Accordingly, this shift in BTI’s wholesale traffic mix during 2001 had a negative impact on its margin percentage.

In response to the deterioration in margins BTI experienced in 2001, it launched several initiatives to evaluate the viability of each product and platform. In addition, BTI accelerated activities directed at improving the percentage of its services delivered via its own facilities and at improving its overall cost structure.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.3% or $3.8 million from $114.3 million for the year ended December 31, 2000 to $118.1 million for the year ended December 31, 2001. This increase resulted primarily from an increase in bad debt expense, the effect of which was partially offset by a decrease in compensation expense. Bad debt expense increased $7.3 million or 142.6% from $5.1 million in 2000 to $12.5 million in 2001, primarily due to bankruptcies and declining credit profiles in BTI’s wholesale customer base. Compensation expenses such as salaries, commissions and payroll taxes decreased by a combined total of $4.1 million or 6.8% from $60.1 million in 2000 to $56.0 million in 2001. This decrease was primarily attributable to decreases in BTI’s employee headcount, which was 1,246 as of December 31, 2000 and 981 as of December 31, 2001.

Depreciation and amortization was $34.4 million and $42.5 million for the years ended December 31, 2000 and 2001, respectively. The increase of 23.5%, or $8.1 million, was primarily attributable to increased capital expenditures related to the expansion of BTI’s fiber network and the continued deployment of local switching equipment.

Other Income (Expense). During 2001, interest expense was $32.6 million, compared to $30.5 million in 2000. During 2001 and 2000, interest expense was primarily attributable to BTI’s issuance in September 1997 of $250 million of its 10½% senior notes due 2007 to finance capital expenditures, working capital and the introduction of CLEC and enhanced data services. The $2.1 million increase in interest expense during 2001 consisted primarily of increased borrowings under BTI’s credit facilities. In addition to the amounts expensed, BTI capitalized $2.2 million of interest expense primarily associated with the construction of local service facilities and fiber networks during 2001, compared to $1.3 million of capitalized interest in 2000.

Interest income decreased to $1.0 million in 2001 from $2.3 million in 2000 due to lower cash balances.

Restructuring Costs. In March 2001, BTI recorded $10.1 million in restructuring costs associated with the contraction of its market expansion plans. In June 2001, BTI recorded an additional $3.4 million in restructuring costs to reflect additional adjustments to its business plan. In accordance with EITF 94-3, these costs represent the long-term costs of canceling the expansion, primarily local switching infrastructure, in some markets. The amounts recorded consist of the costs associated with long-term leases for unused facilities, net of any estimable sublease income, as well as the cancellation of colocations and other fiber expansions, restocking fees paid on returned equipment, and employee severance costs. The remaining liability as of December 31, 2002 was $7.1 million, which is included in accrued expenses in BTI’s consolidated balance sheet.

Asset Impairment Charge. During the year ended December 31, 2001, BTI recorded an asset impairment charge to goodwill of $2.4 million on its purchase of US Datacom. In accordance with SFAS No. 121, BTI expected future cash flows to be less than the assets’ carrying value and adjusted the net book value of the underlying assets accordingly. In 2002, the operations of US Datacom were subsequently discontinued as a result of a continued deterioration in its performance.

Other Non-Recurring Charges. During the year ended December 31, 2001, BTI also recorded a total of $9.9 million of other non-recurring charges. These charges, as described below, consist principally of adjustments made to existing receivables for access charges and changes in BTI’s cost structure related to the underlying access charges BTI pays to other local exchange companies. These cost increases were largely a result of traffic audits conducted by certain local exchange carriers that resulted in revisions in the percentage interstate usage factors which these carriers utilized to render ongoing billings.

BTI records revenue for access charges billed to interexchange carriers for the origination and termination of their long distance calls over BTI’s local network. A significant portion of BTI’s historical billings were being disputed by these carriers, and BTI was vigorously pursuing collection of these balances through litigation. The FCC issued an unfavorable ruling in the second quarter of 2001, which significantly reduced the rates BTI was allowed to bill for these services. As a result, BTI recorded a one-time adjustment of $6.2 million to these receivables to reflect the net amount it estimated to be collectible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: September 19, 2003	/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Audited Consolidated Financial Statements of BTI Telecom Corp. (“BTI”) for Years Ended December 31, 2000, 2001 and 2002:

Report of Independent Auditors

Consolidated Balance Sheets as of December 31, 2001 and 2002

Consolidated Statements of Operations for Years Ended December 31, 2000, 2001 and 2002

Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Deficit for Years Ended December 31, 2000, 2001 and 2002

Consolidated Statements of Cash Flows for Years Ended December 31, 2000, 2001 and 2002

Notes to Consolidated Financial Statements

Unaudited Financial Statements of BTI for Six Month Periods Ended June 30, 2002 and 2003:

Unaudited Consolidated Balance Sheets of as of December 31, 2002 and June 30, 2003

Unaudited Consolidated Statements of Operations for Six Months Ended June 30, 2002 and 2003

Unaudited Consolidated Statements of Cash Flows for Six Months Ended June 30, 2002 and 2003

Notes to Unaudited Consolidated Financial Statements

99.2	Unaudited Pro Forma Combined Financial Statements:

Unaudited Pro Forma Combined Balance Sheet as of June 30, 2003

Notes to Unaudited Pro Forma Combined Balance Sheet as of June 30, 2003

Unaudited Pro Forma Combined Statement of Operations for the Six-Month Period Ended June 30, 2003

Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2002

Notes to Unaudited Pro Forma Combined Statements of Operations for the Six-Month Period Ended June 30, 2003 and the Year Ended December 31, 2002